UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2008

UTEK CORPORATION

(Exact name of registrant as specified in charter)

Delaware	001-15941	59-3603677
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

2109 Palm Avenue

Tampa, FL 33605

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (813) 754-4330

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Item 3.02.	Unregistered Sales of Equity Securities.

On February 26, 2008, UTEK Corporation entered into a Stock Purchase Agreement with Strategos, Inc., a California corporation, pursuant to which UTEK agreed to issue 1,248,960 shares of its unregistered common stock, valued at $15 million as of such date, to Strategos in consideration for all of the shares of Carmi, Inc. owned by Strategos, which represent 100% of the issued and outstanding shares of Carmi. The number of shares was determined by dividing $15 million by the average closing price of the UTEK stock for the ten trading day preceding the signing of the Stock Purchase Agreement.

Strategos is a corporation organized under the laws of California, and is engaged in providing long-term business and strategic consulting services focused on innovation to create growth, build capability and new business models for its clients and related goods and services, including software and training.

The transaction is expected to close on or before March 31, 2008. Prior to closing Strategos will transfer substantially all of its assets and liabilities to Carmi. Closing is subject to a number of customary conditions, including obtaining the approval of the shareholders of Strategos.

UTEK will deliver one third of the UTEK shares to Strategos upon closing. The remaining UTEK shares will be delivered to an escrow agent, to be released in two installments, 12 and 24 months after closing. Delivery of the escrowed shares to Strategos will be dependent on the achievement of specific revenue targets for 2008 and 2009, which targets are set forth in the Stock Purchase Agreement attached hereto. If such targets are not met, a portion of the escrowed shares will be returned to UTEK. The portion will be computed based upon a formula set forth in the Stock Purchase Agreement. The issuance of the UTEK stock upon closing will be exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) of the Securities Act.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Stock Purchase Agreement, dated February 26, 2008, by and between Strategos, Inc., and UTEK Corporation.
99.1	Press release dated February 28, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UTEK CORPORATION

Date: February 29, 2008	By:	/s/ Carole R. Wright
	Name:	Carole R. Wright
	Title:	Chief Financial Officer